Exhibit 99.1

Media Contact:

Michele M. Peden

VP, Corporate Communications

(615) 467-1255

IASIS HEALTHCARE ANNOUNCES COURT-ORDERED SANCTIONS

AGAINST PHILLIPS & COHEN AND THEIR CO-COUNSEL

FOR ETHICAL MISCONDUCT IN SIX-YEAR QUI TAM LAWSUIT

Phillips & Cohen Forever Disqualified from Lawsuits Involving IASIS

FRANKLIN, Tennessee (January 17, 2012) — IASIS Healthcare® LLC (“IASIS”) today announced it has won another important victory in a six-year qui tam lawsuit brought by former employee Jerre H. Frazier.

In a further repudiation of Frazier’s lawsuit, which already had been dismissed twice in separate court proceedings, Chief U.S. District Judge Robert Clive Jones on January 10, 2012, ruled that the attorneys who represented Frazier had engaged in ethical misconduct and ordered them to pay to IASIS certain fees and costs incurred by IASIS in defending the lawsuit. Frazier’s attorneys at the Washington, D.C., law firm of Phillips & Cohen LLP included Mary Louise Cohen and Colette G. Matzzie. The other qui tam counsel representing Frazier were Stuart M. Rennert, formerly of the defunct Heller Ehrman law firm and currently employed by Day Pitney LLP of Washington, D.C., and attorney Ashley Adams Feldman of Phoenix, Arizona.

Frazier agreed in November 2011 to bring an end to his role as relator and voluntarily to withdraw his appeal of the prior dismissal of his claims. The settlement, which came at no cost to IASIS, was approved by the Court. Left unresolved at that time was IASIS’ claim that Frazier’s attorneys had engaged in serious ethical misconduct in violation of IASIS’ attorney-client privilege protections.

In its briefing and at oral argument on November 30, 2011, IASIS demonstrated to the Court how Frazier, Phillips & Cohen and Frazier’s other qui tam counsel conducted unilateral reviews of documents subject to a claim of attorney-client privilege by IASIS, relied on certain of those documents in drafting Frazier’s complaints against IASIS, disclosed two such documents to the U.S. Department of Justice within Frazier’s written disclosure of material information to the government in May 2005, and failed to notify either IASIS or the Court about their possession and use of IASIS’ privileged documents, which they had obtained in the Fall of 2004.

In his ruling this week, Chief Judge Jones of the District of Nevada – sitting by designation in Phoenix – found that Frazier stole documents from IASIS and attempted to use them against the company in his unsuccessful lawsuit. The Court concluded that documents stolen by Frazier are protected by attorney-client privilege and were prepared for purposes of obtaining legal advice. Documents at issue were prepared by employees of IASIS, at the direction of legal counsel, in their efforts to ensure compliance with complex healthcare laws and regulations.

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IASIS Healthcare Announces Court-Ordered Sanctions

    Against Phillips & Cohen and their Co-Counsel

    for Ethical Misconduct in Six-Year Qui Tam Lawsuit

January 17, 2012

The attorney-client privilege encourages clients to make full and frank disclosures to their attorneys, who are then better able to provide candid advice in helping to ensure voluntary compliance with laws. In support of this important public policy, ethical rules prevent attorneys from misappropriating for their own purposes information that is subject to an opponent’s claim of attorney-client privilege.

The Court ruled in IASIS’ favor by acknowledging that Frazier’s counsel had breached numerous ethical and legal duties during this lengthy lawsuit. Chief Judge Jones specifically noted that, after IASIS requested the documents, Frazier’s legal counsel appeared to “play dumb” as to what privileged documents IASIS was talking about and “feigned ignorance” with respect to their wrongful possession of privileged documents belonging to IASIS.

The Court ordered monetary sanctions against Phillips & Cohen and Frazier’s other qui tam counsel for attorneys’ fees and costs expended by IASIS in its attempt to get its privileged documents back from Frazier’s counsel, including with respect to the preparation of motions seeking such relief. The precise amount of this monetary sanction is subject to further determination and discretion by the Court. A ruling on the amount of monetary sanctions is expected to be issued soon.

Notably, the Court also ruled that Phillips & Cohen and Frazier’s other qui tam counsel are disqualified from assisting or representing Frazier or any other party adverse to IASIS.

This final resolution of the sanctions motion officially brings an end to the Frazier qui tam litigation that has been pending against IASIS since March 2005.

IASIS, located in Franklin, Tennessee, is a leading owner and operator of medium-sized acute care hospitals in high-growth urban and suburban markets. The Company operates its hospitals with a strong community focus by offering and developing healthcare services targeted to the needs of the markets it serves, promoting strong relationships with physicians and working with local managed care plans. IASIS owns or leases 18 acute care hospital facilities and one behavioral health hospital facility with a total of 4,365 licensed beds and has total annual net revenue of approximately $2.8 billion. These hospital facilities are located in seven regions: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; West Monroe, Louisiana; and Woodland Park, Colorado. IASIS also owns and operates a Medicaid and Medicare managed health plan in Phoenix that serves more than 195,000 members.

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